UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 7, 2009

MICREL, INCORPORATED
(Exact name of Registrant as Specified in its Charter)

California	0-25236	94-2526744
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2180 Fortune Drive, San Jose, California, 95131
(Address of Principal Executive Offices)

(408) 944-0800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Facility

On May 7, 2009, Micrel, Incorporated, or the Company, entered into a new, unsecured credit facility with Bank of the West in an amount up to $20 million in aggregate, consisting of a $5 million line of credit for working capital needs and a $15 million term loan facility to repurchase shares of the Company’s common stock.  The new facility terminated and replaced the Company’s existing credit facility originally entered into on April 20, 2007 with Bank of the West.  The existing credit facility provided a line of credit of $6 million for general working capital needs, which included a $6 million letter of credit sub-facility and a $2 million foreign exchange sub-facility.  The existing credit facility was set to terminate on June 30, 2009.

The new facility provides, among other things: (a) a $5 million line of credit for general working capital needs, which includes a $5 million letter of credit sub-facility and a $2 million foreign exchange sub-facility; (b) a $15 million term loan facility to finance the repurchase of shares of the Company’s common stock and (c) a modification of covenants from the existing facility, including financial covenants.  Both the line of credit facility and the term loan facility mature on April 30, 2011.  Drawings under the term loan facility are available until August 7, 2009.  The new facility is unsecured.

Interest under both the line of credit facility and the term loan facility will accrue based on one of three interest rates, at the Company’s option: (1) a variable alternate base rate plus 1.00%, the alternate base rate being the greater of (x) Bank of the West’s prime rate, (y) the Fed Funds Rate plus 0.5% or (z) daily adjusted one-month LIBOR plus 1.00%; (2) floating one-month LIBOR plus 2.25% or (3) fixed LIBOR for one, two, three or six month periods, plus 2.25%.

The preceding discussion of the material terms of the credit facility is qualified in its entirety by reference to the entire text of the credit facility, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

Stock Purchase Agreement

On May 7, 2009, the Company and certain of the Company’s directors and an executive officer entered into a Stock Purchase Agreement, or the Purchase Agreement, with Obrem Capital Offshore Master, LP and Obrem Capital (QP), LP, or the Obrem entities, to purchase 3,091,000 shares of the Company’s common stock owned by the Obrem entities in a privately negotiated transaction. The Company purchased 3,075,000 shares at a price per share of approximately $6.50 for an aggregate price of $20 million.  The purchase was made as part of the Company’s share repurchase program previously announced on December 30, 2008. The Company borrowed $15 million under the term loan facility described above and used a portion of its cash on hand to purchase the shares it purchased in the transaction. The shares purchased by the Company will return to the status of authorized but unissued shares of common stock of the Company.

Additionally, the directors and the executive officer of the Company who are parties to the Agreement purchased 16,000 shares of the Company’s common stock owned by the Obrem entities at the same discounted price as the Company. The shares were purchased for an aggregate price of $104,065.06. Frank Schneider, a member of the Board of Directors, Neil Miotto, a member of the Board of Directors, and Jung-Chen Lin, the Company’s Vice President of Ethernet Products, each purchased shares under the Agreement.

 The preceding discussion of the material terms of the Purchase Agreement is qualified in its entirety by reference to the entire text of the Purchase Agreement, filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by this reference.

The purchases represent 4.7% of the Company’s common stock. The Company will have 62,305,090 shares of common stock outstanding after the purchases.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following items are filed as exhibits to this report:

10.1	Credit Agreement, dated as of May 7, 2009, by and between Bank of the West and Micrel, Incorporated.
10.2
Stock Purchase Agreement, dated as of May 7, 2009, by and among the sellers listed on Schedule I attached thereto, and Micrel, Incorporated and each of the purchasers listed on Schedule II attached thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  May 11, 2009                                                                           MICREL, INCORPORATED

By:           /s/ Clyde R. Wallin
Name:            Clyde R. Wallin
Title:              Vice President, Finance and Chief FinancialOfficer

EXHIBIT INDEX

10.1	Credit Agreement, dated as of May 7, 2009, by and between Bank of the West and Micrel, Incorporated.

10.2
Stock Purchase Agreement, dated as of May 7, 2009, by and among the sellers listed on Schedule I attached thereto, and Micrel, Incorporated and each of the purchasers listed on Schedule II attached thereto.